Exhibit 99.3

FORM OF NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

USA TECHNOLOGIES, INC.

NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to [•] Shares of Common Stock and Warrants to Purchase [•] Shares of Common Stock Issuable Upon Exercise of Rights to Subscribe for
Such Shares and Warrants at $[•] per Share and Warrant

This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering by USA Technologies, Inc., a Pennsylvania corporation (the “Company”), of non-transferable subscription rights (the “Rights”) to stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., New York City time, on [•], 2010 (the “Record Date”),. Rights are also being offered to the holders, as of the Record Date, of our warrants to purchase up to 7,285,792 shares of common stock at $2.20 per share which expire on December 31, 2011 and to two warrant holders of the Company who are entitled to participate in the Rights Offering pursuant to the terms of their warrants (collectively, “Participating Warrant Holders”).

Pursuant to the offering, the Company is issuing Rights to subscribe for up to [•] shares of common stock, no par value (“Common Stock”) and warrants to purchase up to [•] shares of Common Stock (“Warrants”), on the terms and subject to the conditions described in the Prospectus. The Rights may be exercised at any time during the subscription period, which commences on [•], 2010 and ends at 5:00 p.m., New York City time, on [•], 2010, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Common Stock is presently traded on the NASDAQ Global Market under the symbol “USAT”. The Warrants are also transferable and will be listed for trading under the symbol “USATZ” for a period of three years commencing on January 1, 2011. The Rights are not transferable.

As described in the Prospectus, Record Date Stockholders and Participating Warrant Holders will receive one (1) Right for each share of Common Stock and/or warrant owned on the Record Date.

Each Right entitles the holder (the “Rights Holders”) to purchase one share of Common Stock and a Warrant to purchase one share of Common Stock at the subscription price of $[•] per share (the “Subscription Right”).

Rights may only be exercised for whole numbers of shares and Warrants; no fractional shares of Common Stock or Warrants will be issued in the Rights Offering.

The Rights are evidenced by a subscription rights certificate (a “Subscription Certificate”) registered in your name.

We are asking persons who hold shares of the Company’s Common Stock beneficially, and who have received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

Enclosed are copies of the following documents:

1. Prospectus, dated [•], 2010;

2. A form of letter which may be sent to beneficial holders of the Company’s Common Stock;

3. Form of Beneficial Owner Election Form which may be sent to beneficial holders of the Company’s Common Stock; and

4. Form of Nominee Holder Certification for custodial and/or broker use.

Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the Information Agent, Mackenzie Partners, Inc. toll-free at the following telephone number: (800) 322-2885.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE DEALER-MANAGER, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.